UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2012

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 9.01	Financial Statements and Exhibits.

SIGNATURES

Item 1.01	Entry into a Material Definitive Agreement.

Second Amendment to Amended and Restated Loan Agreement

As previously disclosed in our Form 8-K filed on June 16, 2011, GameTech International, Inc. (the “Company”) entered into an Amended and Restated Loan Agreement with U. S. Bank N.A. and Bank of West (together the “Lenders”), on June 15, 2011, which amended the terms of the Company’s then-existing credit facility with the Lenders (as from time to time amended, the “Loan Agreement”).   On December 22, 2011, the Company entered into a First Amendment to Amended and Restated Loan Agreement and Waiver of Defaults with the Lenders, as reported in the Company’s Form 8-K filed on December 29, 2011.

On May 7, 2012, the Company entered into a Forbearance Agreement and Second Amendment to Amended and Restated Loan Agreement (the “Second Amendment”).  Under the terms of the Second Amendment, the Lenders agreed to forebear from exercising certain rights and remedies available to them under Section 8.1 of the Loan Agreement as a result of certain defaults disclosed in our Form 8-K filed April 23, 2012, as well as certain other default and anticipated defaults, until June 30, 2012, as further described in the Second Amendment.

Additionally, the Second Amendment: (i) defers the payment of all interest accruing on the outstanding balance under the Loan Agreement on and after April 1, 2012 to June 30, 2012; (ii) defers the payment of scheduled principal payments due on May 1, 2012 and June 1, 2012 to June 30, 2012; (iii) modifies certain financial covenants set forth in the Loan Agreement; (iv) incorporates the Lender’s consent to the Company’s appointment of Kinetic Advisors, LLC as consultant for the Company; (v) requires the Company to maintain at least $100 thousand in liquidity through June 30, 2012; (vi) changes the maturity date of the Loan Agreement to June 30, 2012; and (vii) extends the period of time set forth in Section 7.15(a) of the Loan Agreement for the Company to retain a suitable replacement for Mr. Kevin Painter, as approved by the Lenders in their reasonable discretion, from the date that is 30 calendar days after the date of Mr. Painter’s resignation to June 30, 2012.   In consideration for the Lenders’ entry into the Second Amendment, the Company paid the Lenders a fee of $200,000, which was applied to reduce the Company’s outstanding obligations under the Loan Agreement.

Under the Second Amendment, the Lenders agreed to revoke their implementation of the default rate on the outstanding principal balance of the loan, and the outstanding balance under the Loan Agreement continues to bear interest at a base rate equal to an applicable margin plus the daily Eurocurrency rate or an alternative base rate (as provided for in the Loan Agreement).  As amended by the Second Amendment, the applicable margin is 7.50% (February 2012 through March 22, 2012), 10.50% (March 23, 2012 through April 30, 2012) and 11.50% (May 1, 2012 through the maturity date).  In connection with the entry into the Second Amendment, the Company’s interest rate swap agreement was unwound and the principal balance under the Loan Agreement was increased by $440,000, representing the Company’s remaining obligations under the interest rate swap agreement at the time of termination. As of May 7, 2012, after giving effect to the Second Amendment, the remaining principal balance and interest rate under the Loan Agreement was $16.3 million and 11.78%, respectively.

The foregoing summary of the Second Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the Second Amendment, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2012, Richard H. Irvine notified GameTech International, Inc. of his resignation from the Company’s Board of Directors, effective May 4, 2012.  Mr. Irvine’s resignation was not a result of any disagreement with the Company regarding the Company’s operations, policies or practices. As a result of Mr. Irvine’s resignation, the size of the Company’s Board of Directors has been reduced to two directors.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

10.1	Forbearance Agreement and Second Amendment to Amended and Restated Loan Agreement dated May 7, 2012 by and among the Company, U. S. Bank N.A. and Bank of West.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC. By: /s/ Andrew Robinson Andrew Robinson Senior Vice President & Chief Financial Officer
Dated:     May 8, 2012

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